Exhibit 5

GRADY & ASSOCIATES

ATTORNEYS & COUNSELORS AT LAW

20220 CENTER RIDGE ROAD, SUITE 300

ROCKY RIVER, OHIO 44116-3501

www.gradyassociates.com

(440) 356-7255

Fax (440) 356-7254

fgrady@gradyassociates.com

September 30, 2016

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062

Re:    Form S-4 Registration Statement

Ladies and Gentlemen:

We acted as counsel for Middlefield Banc Corp. in the preparation of Middlefield Banc Corp.’s Registration Statement on Form S-4 being filed with the SEC. The Registration Statement has to do with the proposed issuance and sale of up to 563,261 shares of Middlefield Banc Corp.’s common stock, without par value, under the July 28, 2016 Agreement and Plan of Reorganization entered into by Middlefield Banc Corp., The Middlefield Banking Company, MBC Interim Bank, and Liberty Bank, N.A.

For this opinion we examined such documents, records, and matters of law as we deemed necessary. We examined the originals or photostatic or certified copies of such records and certificates of officers and of public officials and such other documents as we deemed relevant and necessary for purposes of our opinion. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of the copies.

Based upon the foregoing examination, we are of the opinion that the shares of Middlefield Banc Corp. common stock to be issued and sold under the July 28, 2016 Agreement and Plan of Reorganization have been duly authorized and, when issued and sold under Middlefield Banc Corp.’s Registration Statement on Form S-4 and in accordance with the terms of the July 28, 2016 Agreement and Plan of Reorganization, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Sincerely yours,

/s/ Grady & Associates